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                                                                    EXHIBIT 99.1
For Immediate Release

Contact:
Brad Poynter
NEON Systems, Inc.
281.491.4200
brad.poynter@neonsys.com

           NEON SYSTEMS ANNOUNCES PLAN TO ACQUIRE SCALABLE SOFTWARE

     SUGAR LAND, Texas -- July 26, 2001 -- NEON Systems, Inc. (Nasdaq: NESY), a leading provider of eBusiness integration and mainframe utility solutions, today announced that it had entered into a non-binding term sheet to acquire Scalable Software, Inc., a privately held Houston-based provider of client effectiveness management tools for Windows networks. The term sheet provides that each of the approximately 19,400,000 outstanding shares of common stock of Scalable Software will be converted into approximately 0.135 of a share of NEON Systems common stock and outstanding options and warrants to purchase approximately 2,800,000 shares of common stock of Scalable Software will become options and warrants to purchase common stock of NEON Systems on the same conversion basis. In connection with the transaction, NEON Systems has provided Scalable Software with bridge financing of up to $3,000,000, $1,000,000 of which has been drawn upon by Scalable Software.

     The transaction is subject to the negotiation and execution of definitive documentation and will require approval of the stockholders of NEON Systems and the NEON Systems board of directors, including a special committee of the board appointed to review the proposed transaction. John J. Moores (and his affiliates), Charles E. Noell III and Peter Schaeffer, all directors of NEON Systems, collectively own approximately 42% of the shares of the fully diluted common stock of Scalable Software. If the transaction is completed Louis R. Woodhill, the Chief Executive Officer and a principal stockholder of Scalable Software, will become the Chief Executive Officer and a director of NEON Systems, and his brother, James R. Woodhill, a director and principal stockholder of Scalable Software, will also become a director of NEON Systems.

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby and the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, among other things, the consummation of the acquisition of Scalable Software and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the negotiation of the terms of a definitive acquisition agreement, the completion of due diligence regarding Scalable Software, and the failure by NEON or Scalable Software to complete any condition to the closing of the acquisition. Please refer to the risk factors described in NEON's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on June 29, 2001, for a detailed description of these risks and others that could cause actual results to differ materially from the forward-looking statements.

     NEON is a registered trademark and iWave Integrator is a trademark of NEON Systems, Inc. in the USA and in other select countries. All other trademarks are the property of their respective owners.

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